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                                                                     EXHIBIT 8.2

              [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]

                                January 10, 2001


Apartment Investment and
  Management Company
Colorado Center, Tower Two
2000 South Colorado Boulevard, Suite 2-1000
Denver, Colorado  80222

        Re: Certain Federal Income Tax Consequences

Ladies and Gentlemen:

     You have requested our opinion concerning certain U.S. federal income tax consequences in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 29, 2000 (the "Merger Agreement"), by and among Apartment Investment and Management Company ("AIMCO"), AIMCO Properties, L.P. ("AIMCO OP"), AIMCO/OTEF, LLC, and Oxford Tax Exempt Fund II Limited Partnership ("OTEF"). All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

     We have acted as special tax counsel to AIMCO in connection with the Merger and in the preparation of the portions captioned "Risks Relating to AIMCO's Business - As a REIT, AIMCO is subject to substantial risks related to its compliance with the tax laws," "Federal Income Taxation of AIMCO and AIMCO Stockholders," and "Federal Income Taxation of AIMCO Class P Preferred Stockholders" of the Registration Statement on Form S-4 (File No. 333-51154), initially filed by AIMCO with the Securities and Exchange Commission (the "Commission") on December 1, 2000, under the Securities Act of 1933, as amended (the "Registration Statement"). This opinion is being delivered at your request in connection with the filing of the Registration Statement.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documentation and information provided by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, you have provided us with certain representations relating to, among other things, the actual and proposed operation of



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AIMCO. For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents and representations. We have, consequently, assumed and relied on your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

     In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, our opinion is based on the correctness of the following specific assumptions: (i) each of AIMCO, AIMCO OP, OTEF and the OTEF General Partners has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents and in the Registration Statement and (ii) there have been no changes in the applicable laws of the State of Maryland or any other state under the laws of which any of these entities or their direct or indirect subsidiaries have been formed. In rendering our opinion, we have also considered and relied upon the Code, the regulations promulgated thereunder (the "Regulations"), administrative rulings and the other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist as of the date hereof. With respect to the latter assumption, it should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material change which is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions herein.

     We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.

     Based upon and subject to the foregoing, we are of the opinion that, although the discussion set forth in the Registration Statement under the captions "Federal Income Taxation of AIMCO and AIMCO Stockholders" and "Federal Income Taxation of AIMCO Class P Preferred Stockholders" does not purport to discuss all possible United States Federal income tax consequences of the purchase, ownership and disposition of AIMCO Common Stock and AIMCO Preferred Stock (together, the "AIMCO Stock"), such discussion, although general in nature, constitutes, in all material respects, a fair and accurate summary under current law of certain material United States Federal income tax consequences of the acquisition, ownership and disposition of the AIMCO Stock discussed therein by a BAC holder who acquires such AIMCO Stock in the Merger, subject to the qualifications set forth therein. The United States Federal income tax consequences of an acquisition of AIMCO Stock by a BAC holder will depend upon that holder's particular situation, and we express no opinion as to the completeness of the discussion set forth in "Federal Income Taxation of AIMCO and AIMCO Stockholders" and "Federal Income Taxation of AIMCO Class P Preferred Stockholders" as applied to any particular holder.

     Other than as expressly stated above, we express no opinion on any issue relating to AIMCO, AIMCO OP or OTEF. In particular, we express no opinion as to the tax-exempt status

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of any bonds or notes held by OTEF, either before or after the Merger. This opinion is intended for the exclusive use of the person to whom it is addressed, except as set forth herein, and it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Skadden, Arps, Slate, Meagher & Flom LLP under the caption "Federal Income Taxation of AIMCO and AIMCO Stockholders" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law.

                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP

                                    Skadden, Arps, Slate, Meagher & Flom LLP

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